Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 19th day of November, 2020, by and between Cinedigm Corp., a Delaware Corporation, 237 West 35th Street, Suite 605, New York, NY 10001 (the "Company"), and Christopher J. McGurk, having an address at 8383 Wilshire Blvd., Suite 400, Beverly Hills, CA 90211 (the “Employee”).

WITNESSETH:

WHEREAS, the Company and the Employee entered into an employment agreement on December 23, 2010, which was amended and restated on August 22, 2013, and on August 4, 2017, and which expires on March 31, 2021 (the “Original Agreements”);

WHEREAS, the Company desires to continue to employ the services of the Employee and the Employee desires to continue to be employed by the Company beyond March 31, 2021 upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1.             Employment.

(a)           The Company agrees to employ the Employee, and the Employee agrees to be employed by the Company under the terms of this Agreement, for the period stated in paragraph 3 hereof and upon the other terms and conditions herein provided.

(b)           The Employee affirms and represents that, other than as provided herein, he is under no obligation to any party that is in any way inconsistent with, or that imposes material restrictions upon, the Employee’s employment by the Company or the Employee's responsibilities or undertakings under this Agreement.

2.             Position and Responsibilities. The Employee shall continue to serve as Chief Executive Officer (“CEO”) and Chairman of the Board of Directors of the Company (the “Board”). The Employee’s principal place of employment will be located in metropolitan Los Angeles, California. The Employee shall be responsible for such duties as are commensurate with his office and as may from time to time be reasonably assigned to the Employee by the Board. The Employee shall report directly to the Board of Directors of the Company. Except as otherwise provided herein, the Employee will devote his substantial full business time throughout the Term to the services required of him hereunder. The Employee will render his business services to the Company during the Term and will use his best efforts, judgment and energy to improve and advance the operations, programs, services and interests of the Company in a manner consistent with the duties of his position. Notwithstanding the foregoing, as long as it does not materially interfere with the Employee’s employment hereunder, the Employee may participate in educational, welfare, social, religious and civic organizations. The Employee may serve on additional boards of directors, other than the one he currently holds at BRE Properties, Inc., only with the approval of the Compensation Committee of the Board (“Committee”), which approval shall not be unreasonably withheld or delayed.

3.             Term. Except as otherwise provided for herein, the term of this Agreement (“the Term”) shall be from April 1, 2021 (the “Effective Date”) to March 31, 2023. This Agreement shall automatically renew for another one (1) year term, unless either party provides written notice to the other party no later than ninety (90) days before the expiration of the Term that the party does not wish to renew the Term of this Agreement. Upon the expiration of the Term, this Agreement, except for the provisions that survive pursuant to this paragraph 3 and paragraph 8, will have no further force or effect.

4.             Compensation, Reimbursement of Expenses.

(a)           Salary. For all services rendered by the Employee in any capacity during his employment under this Agreement, including, without limitation, service as an executive, officer, director, or member of any committee of the Company or of any subsidiary, affiliate, or division thereof, the Company shall pay the Employee, in accordance with the Company’s normal payroll practices, a salary (“Base Salary”) at the rate of $650,000 per year commencing with the Effective Date, subject to annual reviews and increases in the sole discretion of the Committee.

(b)           Bonus. Employee shall be eligible to participate in the Company’s Management Annual Incentive Plan or any amended or successor plan thereto (“MAIP”). The target bonus shall be $650,000 (each such target bonus for the applicable fiscal year, the “Target Bonus”). The Employee’s Target Bonus shall be based on Company performance with goals to be established annually by the Compensation Committee with consultation of the Employee provided that the ultimate decision shall be made by the Compensation Committee in its sole discretion. Bonuses shall be paid at the same time bonuses are paid to other executives of the Company, which payment shall be during the calendar year that includes the close of such fiscal year, but no later than August 31st following the fiscal year for which the bonus is earned, and shall be subject to the terms of the MAIP.

(c)           Reimbursement of Expenses. In accordance with Company policies then in effect, the Company shall pay directly, or reimburse the Employee for, reasonable travel, entertainment and other business-related expenses incurred by the Employee in the performance of his duties under this Agreement.

(d)           Performance Share Units. The Employee is a participant in the Company’s 2017 Equity Incentive Plan (“EIP”) and shall be awarded 250,000 performance share units (“PSUs”) as approved by the Board of Directors. Subject to EBITDA targets to be determined in the sole and absolute discretion of the Compensation Committee and the Board of Directors, the Employee will also be eligible to receive shares of Company common stock (“PSU Shares”), subject to the Company’s discretion to pay such award in cash or in stock. The award described in this paragraph will be subject to the specific terms of separate Notices of Award that will be provided to the Employee.

(e)           Long-Term Incentive Award. The Employee shall receive an award of 2,500,000 stock appreciation rights (“SARs”) pursuant to the EIP upon mutual execution of this Agreement. The SARs will have an exercise/strike price equal to the fair market value of the date of the grant. Fifty percent (50%) of the SARs shall vest upon mutual execution of this Agreement, and the remainder shall vest on March 31, 2023. SARs may be settled by the Company in cash or shares at the sole and absolute discretion of the Compensation Committee, which may consider, among other factors, the availability of shares under the EIP. Other SARs features such as length of term, and termination provisions shall be consistent with prior option grants, subject to the sole and absolute discretion of the Compensation Committee. The award described in this paragraph will be subject to the specific terms of separate Notices of Award that will be provided to the Employee.

5.             Participation in Benefit Plans; Office Support. The Employee will be eligible to participate in all benefit plans and programs that the Company provides to its senior executives in line with the Company’s current practices, including medical, dental, vision, disability, life insurance and paid time off plans, all in accordance with the terms and conditions of such benefit plans and programs as may be modified by the Company in its sole discretion or as required by law from time to time.

The Company will provide the Employee with office and clerical support appropriate to his position, including a private office, an administrative assistant and parking privileges. Notwithstanding the foregoing, the Employee will not be entitled to any automobile allowance.

6.             Termination.

(a)           The Company shall have the right to terminate this Agreement and the Employee’s employment prior to the expiration of the Term for “Cause” (as defined below). The Employee has the right to resign and terminate this Agreement at any time without “Good Reason” (as defined below) upon thirty (30) days’ written notice, which notice period may be waived at the discretion of the Company. The Company shall have no obligations to the Employee for any period subsequent to the effective date of any termination of this Agreement pursuant to this paragraph 6(a), except any and all obligations provided by law and the payment of Base Salary (pursuant to paragraph 4(a)) up to and including the termination date, bonus earned and approved by the Committee (pursuant to paragraph 4(b) and/or 4(e)), reimbursement of expenses incurred prior to the termination date (pursuant to paragraph 4(c)), and benefits accrued prior to the termination date (pursuant to paragraph 5).

(b)           The Company shall also have the right to terminate this Agreement and the Employee’s employment prior to the expiration of the Term other than for Cause upon thirty (30) days’ notice and the Employee has the right to resign and terminate this Agreement at any time for Good Reason (each such termination shall not include a termination of employee’s employment with the Company due to the Employee’s death or Disability). If, prior to the end of the Term, the Company terminates this Agreement and the Employee's employment for any reason other than for Cause (and other than due to the Employee’s death or Disability) or if the Employee resigns for Good Reason (as defined below), the Employee shall be entitled to receive the amounts payable under paragraph 6(a), plus the payment of (i) any Salary for the remainder of the Term or eighteen (18) month’s Base Salary at the time of termination, whichever is greater and (ii) an amount equivalent to one and one-half (1.5) times the average of the last two (2) payments of the MAIP Bonus, if any, under this Agreement (collectively referred to herein as “Severance”). Subject to paragraph 6(f) below, the Severance shall be paid in equal monthly installments, as of the first day of each month following the date of termination; provided that the first of such payment shall be made in the month following sixty (60) days after such termination; provided that the first of such payments would include any amounts that would have been payable absent the 60-day delay in commencement date, and such payments shall continue for the duration of the Term or such 18-month period, as applicable (which payment period is referred to herein as the “Severance Period”). The Company shall be entitled to reduce the amounts paid under this paragraph 6(b) by the amounts paid to the Employee in the same period by any other entity.

(c)           If, beginning on April 1, 2020 and prior to the end of the Term, and within two (2) years after a Change in Control (as defined in the EIP), the Employee’s employment is terminated by the Company without Cause (and other than due to the Employee’s death or Disability) or by the Employee for Good Reason, in lieu of the amount payable under paragraph 6(b), Employee will receive a lump sum payment equal to three (3) times the sum of (a) Employee’s then-current annual Base Salary, and (b) Employee’s Target Bonus for the year of termination; provided, however, that such payment shall be limited to an amount which would not result in an “excess parachute payment” as that term is defined in Internal Revenue Code section 280G, as determined in the sole good faith discretion of the Company. Subject to paragraph 6(f) below, payment of the amount due under this paragraph 6(c) shall be made as soon as practicable following the date on which the termination occurs; but in no event later than sixty (60) days following the date of such termination and the Employee will not have the right to designate the taxable year of the payment.

(d)           For purposes of this Agreement, “Cause” means any of the following: (i) the Employee’s conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude, (ii) the Employee’s material breach of a material provision of this Agreement that is not corrected within thirty (30) days following written notice of such breach sent by the Company to the Employee, (iii) the Employee’s willful misconduct in the performance of his material duties under this Agreement, (iv) the Employee’s performance of his material duties in a manner that is grossly negligent, and (v) the Employee’s failure to attempt to fully comply with any lawful directive of the Board which is not corrected within thirty (30) days following written notice of such breach sent by the Company to the Employee. Whether or not “Cause” exists shall be determined solely by the Company in its reasonable, good faith discretion.

(e)           For purposes of this Agreement, “Good Reason” means, without the Employee's written consent, (i) a material and substantially adverse reduction in title or job responsibilities compared with title or job responsibilities on the Effective Date, but shall not include a change of title and position during the Term to only Chief Executive Officer, (ii) any requirement that the Employee relocate to a work location more than 50 miles from the metropolitan Los Angeles area; or (iii) any material breach of the Agreement by the Company. Notwithstanding the foregoing, Good Reason will be deemed to exist only in the event that: (i) the Employee gives written notice to the Company of his claim of Good Reason and the specific grounds for his claim within ninety (90) days following the occurrence of the event upon which his claim rests, (ii) the Company fails to cure such breach within thirty days (30) of receiving such notice (“Cure Period”), and (iii) the Employee gives written notice to the Company to terminate his employment within fifteen (15) days following the Cure Period.

(f)            Notwithstanding the foregoing, if Employee is a “specified employee” (as such term is defined in Section 409A of the Internal Revenue Code (“Section 409A”)) and the provisions of Treasury Regulation 1.409A-3(i)(2) apply because payments due under this Agreement constitute deferred compensation for purposes of Section 409A, payments under this paragraph 6 shall in no event be made prior to six months after the Participant’s separation from service (the “Suspension Period”). All payments suspended during the Suspension Period will be paid in a lump sum and the normal payment schedule will resume at the end of the Suspension Period. Each of the affected payments under this paragraph (f) shall be a separate payment for purposes of Section 409A of the Code.

(g)           Notwithstanding any other provision of this Agreement to the contrary, the Employee shall not be entitled to Severance or Change in Control payments, and the Company shall not be obligated to make such payments, under this paragraph 6 unless (i) the Employee materially complies with the restrictive covenants by which he is bound (whether pursuant to this Agreement or otherwise), including, but not limited to, any non-competition agreement, non-solicitation agreement, confidentiality agreement or invention assignment agreement signed by the Employee, and (ii) the Employee executes, delivers and does not revoke a commercially reasonable general release in form and substance acceptable to both the Company and Employee no later than sixty (60) days following the effective date of termination of employment. To the extent the Company makes any Severance or Change in Control payment to the Employee prior to the execution and delivery or a permissible revocation of the release described in clause (ii), the Employee fails to execute or deliver the release or otherwise revokes the release, then the Employee will be obligated to repay to the Company the full amount of any such Severance or Change in Control payment theretofore made to the Employee within ninety (90) days following the termination of the Employee’s employment.

7.             Death or Disability. Upon the death or Disability (as defined below) of the Employee prior to the end of the Term, this Agreement shall terminate and no further payments shall be made other than those provided for by law and the payment of Base Salary (pursuant to paragraph 4(a)) up to and including the termination date, bonus earned and approved by the Committee (pursuant to paragraph 4(b), (e) and/or (f)), reimbursement of expenses incurred prior to such termination (pursuant to paragraph 4(c)), and benefits (pursuant to paragraph 5) accrued prior to the date of such death or Disability but not yet paid. For purposes of this paragraph 7, Disability shall mean any physical or mental incapacity that is documented by qualified medical experts and that results in the Employee’s inability to perform his essential material duties and responsibilities for the Company, with reasonable accommodation, for a period of ninety (90) days in any consecutive twelve (12) month period, all as determined in the good faith judgment of the Board.

8.             Restrictive Covenants. The Employee hereby covenants, agrees and acknowledges as follows:

(a)           Confidential Information. In the course of his employment by the Company, the Employee will receive and/or be in possession of confidential information of the Company and its parent, subsidiaries, affiliates and divisions, including, but not limited to, information relating to: (i) operational procedures, financial statements or other financial information, contract proposals, business plans, training and operations methods and manuals, personnel records, and management systems policies or procedures; (ii) information pertaining to future plans and developments; and (iii) other tangible and intangible property that is used in the operations of the Company but not made public. The information and trade secrets relating to the business of the Company described in this paragraph 8(a) are hereinafter referred to collectively as the “Confidential Information,” provided that the term Confidential Information will not include any information: (x) that is or becomes generally publicly available (other than as a result of violation of this Agreement by the Employee or someone under his control or direction or (y) that the Employee receives on a non-confidential basis from a source (other than the Company or its representatives) that is not known by him to be bound by an obligation of secrecy or confidentiality to the Company.

(b)           Non-Disclosure. The Employee agrees that he will not, without the prior written consent of the Company, during the period of his employment or at any time thereafter, disclose or make use of any such Confidential Information, except as may be required by law (and, in such case, he will immediately notify the Company of such disclosure request) or in the course of his employment hereunder. The Employee agrees that all tangible materials containing Confidential Information, whether created by the Employee or others, that comes into his custody or possession during his employment, will be and are the exclusive property of the Company.

(c)           Return of Confidential Information and Property. Upon termination of the Employee’s employment for any reason whatsoever, he will immediately surrender to the Company all Confidential Information and property of the Company in his possession, custody or control in whatever form maintained (including, without limitation, computer discs and other electronic media), including all copies thereof. The Employee shall be allowed to make and keep a copy of all personal information, including, but not limited to, personal information contained in his contacts directory. Any Confidential Information that cannot be returned or destroyed shall be kept confidential by the Employee at all times.

(d)           Non-Competition. The Employee agrees that, while employed by the Company and for one year after the cessation of his employment with the Company for any reason other than expiration of the Term or a termination pursuant to paragraph 6(b) or 6(c), he will not become employed by or otherwise engage in or carry on, whether directly or indirectly as a principal, agent, consultant, partner or otherwise, any business with any person, partnership, business, corporation, company or other entity (or any affiliate, subsidiary, parent or division thereof) that is in direct competition with the Company.

(e)           Non-Solicitation/No-Hiring. The Employee agrees that, while employed by the Company and for the greater of one year after the cessation of his employment with the Company for any reason or the period during which the Employee receives Severance or Change in Control payments, he will not (i) solicit or induce or attempt to solicit or induce any employee, director or consultant to terminate his or her employment or other engagement with the Company or (ii) employ or retain (or in any way assist, participate in or arrange for the employment or retention of) any person who is employed or retained by the Company or any of its parents, subsidiaries, affiliates and divisions or who was employed or retained by the Company or any of its parents, subsidiaries, affiliates and divisions both within the six (6) month period immediately preceding the Employee’s contemplated employment or retention of such person and on the date the Employee’s employment with the Company ended.

(f)            Injunctive Relief and Other Remedies. The Employee acknowledges that the foregoing confidentiality, non-competition and non-solicitation/no-hiring provisions are reasonable and necessary for the protection of the Company and its parent, subsidiaries, affiliates and divisions, and that they will be materially and irrevocably damaged if these provisions are not specifically enforced. Accordingly, the Employee agrees that, in addition to any other relief or remedies available to the Company and its parent, subsidiaries, affiliates and divisions, the Company will be entitled to seek an appropriate injunctive or other equitable remedy for the purposes of restraining Employee from any actual or threatened breach of those provisions, and no bond or security will be required in connection therewith. If any of the foregoing confidentiality, non-competition and no-solicitation/no-hiring provisions are deemed invalid or unenforceable, these provisions will be deemed modified and limited to the extent necessary to make them valid and enforceable.

9.             Tax Withholding. The Company shall withhold from any benefits payable under this Agreement all federal, state, local or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

10.           Effect of Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes any and all prior agreements between the Company and the Employee.

11.           Notices. All notices that are required or may be given pursuant to the terms of this Agreement will be in writing and will be sufficient in all respects if given in writing and (i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid, or (iii) sent via a responsible overnight courier, to the parties at their respective addresses set forth above, or to such other address or addresses as either party will have designated in writing to the other party hereto. The date of the giving of such notices delivered personally or by carrier will be the date of their delivery and the date of giving of such notices by certified or registered mail will be the date five days after the posting of the mail.

12.           General Provisions.

(a)           Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee or his beneficiaries or legal representatives without the Company's prior written consent, which shall not be unreasonably withheld or delayed; provided, however, that nothing in this paragraph 12(a) shall preclude (i) the Employee from designating a beneficiary to receive any benefit payable hereunder following his death, or (ii) the executors, administrators, or other legal representatives of the Employee or his estate from assigning any rights hereunder to the person or persons entitled thereto.

(b)           No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

(c)           Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the Employee and the Company and their respective permitted successors and assigns.

(d)           Compliance with 409A.

(i)            Notwithstanding any other provision of this Agreement, it is intended that the provisions of this Agreement satisfy the provisions of Section 409A of the Internal Revenue Code and this Agreement shall be interpreted and administered, as necessary, so that the payments and benefits set forth herein either shall be exempt from or shall comply with the requirements of Section 409A. To the extent that the Company determines that any provision of this Agreement would cause the Employee to incur any additional tax or interest under Section 409A, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Section 409A.  To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company without violating the provisions of Section 409A.

(ii)           Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Section 409A upon or following a termination of the Employee’s employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the termination date for purposes of any such payment or benefits. In no event may the Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A.

(iii)          All expenses or other reimbursements paid pursuant to this Agreement or other policy or program of the Company that are taxable income to the Employee shall in no event be paid later than the end of the calendar year next following the calendar year in which the Employee incurs such expense or pays such related tax.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense was incurred.

(iv)          Nothing contained in this Agreement or any other agreement between the Employee and the Company or any policy, plan, program or arrangement of the Company shall constitute any representation or warranty by the Company regarding compliance with Section 409A.

13.           Entire Agreement; Modification; Waiver.

(a)           Entire Agreement. This Agreement represents the complete agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, promises or representations of the parties, including any prior employment agreement or similar agreement between the parties.

(b)           Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto and approved by a majority of the members of the Board who were not nominated by the Employee.

(c)           Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

14.           Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

15.           Headings. The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

16.           Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of New York, without giving effect to the choice of law principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby. The Employee and the Company hereby consent to the jurisdiction of the Federal and State courts located in the borough of Manhattan in New York City, New York, and each party waives any objection to the venue of any such suit, action or proceeding and the right to assert that any such forum is not a convenient forum, and irrevocably consents to the jurisdiction of the Federal and State courts located in the borough of Manhattan in New York City, New York in any such suit, action or proceeding

17.           Survival of Provisions. Neither the termination of this Agreement, nor of the Employee's employment hereunder, will terminate or affect in any manner any provision of this Agreement that is intended by its terms to survive such termination, including without limitation, the provisions of paragraph 8 of this Agreement.

18.           Authority to Enter into this Agreement. Both the Company and the Employee represent that they have the authority to enter into this Agreement and neither party is subject to any restriction or limitation that would prevent them from performing their duties and obligations hereunder.

19.           Indemnification. The Company shall indemnify the Employee in the event the Employee is a party, or is threatened to be made a party, to any threatened, pending or contemplated action, suit, or proceeding (other than an action by or in the right of the Company) by reason of the fact that the Employee is an officer or director of the Company against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Employee in connection with such action, suit, or proceeding if the Employee acted in good faith and in a manner the Employee reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Employee’s conduct was unlawful.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Employee has signed this Agreement, all as of the day and year first above written.

Cinedigm Corp.

By:	/s/ Gary S. Loffredo
Gary S. Loffredo Chief Operating Officer and General Counsel

/s/ Christopher J. McGurk
Christopher J. McGurk

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